UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 24, 2009

TRILLIANT EXPLORATION CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-138332	20-0936313
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

0001378948
(Central Index Key Classification)

545 Eighth Avenue, Suite 401
New York, NY 10018
(Address of principal executive offices, including zip code)

212-560-5195
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On September 25, 2009, Trilliant Exploration Corporation (the “Company”, also the “Registrant”)  filed a Current Report on Form 8-K (the “Report”) reporting an ex parte injunction issued by the High Court of Justice  of the Eastern Caribbean Supreme Court, Virgin Islands (the “Court”), acting in the case of Crastvell Trading Limited v. Wellgate International Limited.  The injunction temporarily enjoins Wellgate International Limited (“Wellgate”) from transferring Wellgate’s shares of Bozel, S.A. to the Registrant.  This Current Report on Form 8-K/A amends the Report.

The Judgment against Wellgate which forms the basis for the injunction is in the amount of Eight Million Five Hundred Seventy Two Thousand Nine Hundred Ninety Five Dollars ($8,572,995).  The judgment against Wellgate had been fully disclosed to Registrant in connection with the Agreement between Registrant, Wellgate and Bozel, S.A., and is the subject of continuing due diligence and negotiation with respect to the pending acquisition of Bozel S.A. shares by the Registrant.

It has further been disclosed to Registrant that on September 18, 2009, Wellgate filed a response to the injunction with the Court seeking dissolution of the injunction based upon it having been obtained on the basis of false and misleading information provided to the Court and stating that in fact no debt may be owed due to a Sixty Five Million Dollar ($65,000,000) counterclaim which Wellgate may have against Crastvell , as well as other substantive and procedural objections.  By its terms the injunction lapses on October 9, 2009 unless renewed by the Court.  The Court will hold a hearing on October 7, 2009 on Wellgate’s motion to dissolve the injunction.  The Registrant is currently analyzing the merits of the judgment and counterclaim, and the possibility that the judgment is offset by the counterclaims.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRILLIANT EXPLORATION CORPORATION

Date: October 5, 2009	By:	/s/ William R. Lieberman
	Name:	William R. Lieberman
	Title:	President